News Release 2003-12                                                                                                                                                  June 12, 2003
TSX - QRL - Queenstake Resources Ltd.
SEC file number 0-24096

FIRST TRANCHE PRIVATE PLACEMENT CLOSED

Queenstake Resources Ltd. (QRL-TSX) has closed a $1,170,000 brokered private placement financing previously announced June 5, 2003 (NR2003-11).

The Company issued 6,500,000 common shares and 6,500,000 common share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.22 at any time until December 11, 2004. The Company paid a cash brokers' fee of $70,200 and issued 390,000 brokers' share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.22 at any time until June 11, 2004. The common shares and any common shares issued pursuant to any Warrant or Finder's Warrants exercises prior to October 11, 2003, will have a hold period expiring on October 11, 2003.

The securities will not be registered under the United States Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States unless registered under the Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

For further information call:
Chris Davie, President and Chief Executive Officer - 303-297-1557
Doris Meyer, Vice President Finance and Chief Financial Officer - 604-516-0566
email - info@queenstake.com  web - www.queenstake.com

The TSX has neither reviewed nor accepts responsibility for the adequacy or accuracy of this release.

Suite 2940, 999 Eighteenth Street
Denver, CO 80202 USA
Telephone: (303) 297-1557
Facsimile: (303) 297-1587
www.queenstake.com
                                                                                                    info@queenstake.com